Exhibit 35.1

Servicer Compliance Statement of Nissan Motor Acceptance Company LLC

NISSAN MOTOR ACCEPTANCE COMPANY LLC

OFFICER’S CERTIFICATE

The undersigned, Kevin J. Cullum, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE COMPANY LLC, a Delaware limited liability company (successor by conversion to Nissan Motor Acceptance Corporation, the “Company”), does hereby certify, in his capacity as such officer, as follows:

(1) The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the 12-month period ended March 31, 2021 (the “Reporting Period”), and of its performance pursuant to the Servicing Agreement, dated as of March 1, 1999, as amended and as supplemented by the 2019-A SUBI Servicing Supplement, dated as of April 15, 2019 (as amended and supplemented, the “Agreement”), by and among Nissan-Infiniti LT LLC, as titling company (successor by conversion to Nissan-Infiniti LT), NILT LLC (successor by conversion to NILT Trust), and the Company, as servicer, to be conducted under his supervision; and

(2) To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 28th day of June, 2021.

/s/ Kevin J. Cullum
Kevin J. Cullum
President and Chief Executive Officer

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